December 15, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by the VF Corporation Retirement Savings Plan for Salaried Employees and the VF Corporation Retirement Savings Plan for Hourly Employees (copy attached), which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the VF Corporation Retirement Savings Plan for Salaried Employees and the VF Corporation Retirement Savings Plan for Hourly Employees dated December 13, 2006. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Item 4.01. Changes in Registrant’s Certifying Accountant.
(a) Previous independent registered public accounting firm.
On December 13, 2006, both of the VF Corporation Retirement Savings Plan for Hourly Employees and the VF Corporation Retirement Savings Plan for Salaried Employees (together, the “Plans”), dismissed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Plans.
PwC remains the independent registered public accounting firm for VF Corporation (the “Company”), the sponsor of the Plans. The dismissal of PwC described above relates only to the Plans.
The reports of PwC on the financial statements of the Plans for the fiscal years ended December 31, 2005 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.
During the fiscal years ended December 31, 2005 and 2004 and through December 13, 2006, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in their reports on the financial statements of the Plans for such years.
During the fiscal years ended December 31, 2005 and 2004 and through December 13, 2006, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
The Plans have requested that PwC LLP furnish them with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated December 15, 2006, is filed as Exhibit 16 to this Form 8-K.